CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports each dated February 23, 2012 relating to the financial statements and financial highlights of Lord Abbett Mid Cap Value Portfolio (formerly Neuberger Berman Mid Cap Value Portfolio) appearing in the Annual Report on Form N-CSR of Metropolitan Series Fund, Inc. and Lord Abbett Mid Cap Value Portfolio appearing in the Annual Report on Form N-CSR of Met Investors Series Trust for the year ended December 31, 2011. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus/Proxy Statement which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 12, 2012